Exhibit 99.1

Leading Water Utility California Water Service Group Reports Strong Third Quarter 2025 Results

SAN JOSE, Calif., October 30, 2025 -- California Water Service Group (Group or Company, NYSE: CWT), a leading publicly traded water utility serving California, Hawaii, New Mexico, Washington, and Texas, today reported strong financial results for the third quarter 2025.

Financial highlights included:

•	Net income of $61.2 million in Q3 2025 and diluted EPS of $1.03, consistent with net income and diluted EPS reported in Q3 2024.
•	$135.2 million invested in water system infrastructure during Q3 2025, a 14.8% increase over water system infrastructure investments in Q3 2024.
•	Authorization of inflation-based interim rate increases for California Water Service (Cal Water) effective January 1, 2026, until a final decision is issued in its 2024 General Rate Case, as well as approval to track and recover revenues that would have been collected had a decision by the California Public Utilities Commission (CPUC) been issued by January 1, 2026.
•	Approval from the Hawaii Public Utilities Commission to increase rates in Hawaii Water Service’s five Waikoloa water and wastewater systems to increase annual revenues by $4.7 million.
•	Declaration of the 323rd consecutive quarterly dividend in the amount of $0.30 per share. The Company has increased its dividend for 58 consecutive years and has a five-year compound annual dividend growth rate of 7.7%.

According to Chairman, President, and Chief Executive Officer Martin A. Kropelnicki, the Company’s strong financial performance reflects continued focus on expense control, investment in water infrastructure, and excellent customer service.

“I am pleased with the continued strong execution by our team as we continue to pursue fair and affordable rates for customers, particularly in light of the fact that Cal Water is in the third year of a three-year rate case cycle, which is typically the leanest, most financially challenging year as we wait for regulatory relief,” he said.

Q3 2025 Financial Results

•	Q3 2025 revenue increased $11.6 million or 3.9% to $311.2 million, compared to revenue of $299.6 million in Q3 2024.
◦	Rate changes and changes in the Monterey-Style Water Revenue Adjustment Mechanism (M-WRAM) added $12.7 million and $3.7 million of revenue, respectively.
◦	Declining customer water usage decreased revenue by $8.1 million, partially offset by a $2.0 million increase in unbilled water sales.

•	Q3 2025 operating expenses increased $7.8 million or 3.4% to $240.6 million compared to operating expenses of $232.8 million in Q3 2024.
◦	Water production costs increased by $7.6 million, primarily due to increases in wholesale water rates.
◦	Depreciation and amortization increased $3.1 million due to new capital assets placed in service.
◦	These increases were partially offset by a decrease in operating income tax expense of $4.8 million, primarily due to a decrease in the effective tax rate.

YTD 2025 Financial Results

•	YTD 2025 net income was $116.7 million or $1.96 per diluted share, a decrease of 31.8% or $54.4 million and $0.97 per diluted share compared to YTD 2024 net income of $171.1 million or $2.93 per diluted share. Compared to YTD 2024 non-GAAP net income, YTD 2025 increased 9.9% or $9.8 million and $0.12 per diluted share. The GAAP to non-GAAP difference in YTD 2024 is due to $64.0 million, net of tax, of 2023 interim rate relief related to the 2021 California GRC recorded YTD in 2024.

•	YTD 2025 revenue decreased $34.4 million or 4.2% to $780.2 million, compared to YTD revenue of $814.6 million in 2024. Compared to YTD 2024 non-GAAP revenue of $727.1 million, YTD 2025 revenue increased $53.1 million or 7.3%.
◦	Rate changes added $57.5 million in revenue, offset by a decrease in M-WRAM revenue of $13.4 million. M-WRAM revenue in 2024 includes $17.4 million of interim rate relief attributable to 2023.
◦	Customer usage and unbilled water sales contributed additional revenue of $2.0 million and $3.2 million, respectively.
◦	Regulatory approval of amounts in the Palos Verdes Pipeline Memorandum Account added YTD revenue of $3.8 million.
◦	Revenue increases were offset by $88.6 million in Interim Rates Memorandum Account (IRMA) revenue recorded in YTD 2024 results that included $67.6 million of interim rate relief attributable to 2023.

•	YTD 2025 operating expenses increased $13.6 million or 2.2% to $635.4 million compared to YTD operating expenses of $621.8 million in 2024.
◦	Water production costs increased by $14.3 million, primarily due to increases in wholesale water rates and an increase in customer usage.
◦	Other operations expenses increased $7.8 million, primarily due to an increase in labor costs and bad debt expenses. The bad debt expense increase was primarily due to the application of California state arrearage funds to eligible past due and written off accounts in 2024.
◦	Depreciation and amortization increased $9.2 million due to new capital assets placed in service.
◦	Operating expense increases were offset by a $21.1 million decrease in operating income tax expense due to lower pre-tax earnings in 2025 compared to 2024 as a result of recording the 2021 California GRC decision in March of 2024.

Non-GAAP Financial Information

As a result of the delayed 2021 California GRC decision, interim rate relief related to 2023, including revenue of $87.5 million and net income of $64.0 million, or $1.09 per share, was recorded in Q1 2024 and finalized in Q2 2024. Non-GAAP financial measures adjust for the impact of 2023 interim rate relief on 2024 results. For more information on these non-GAAP financial measures, see the reconciliation of results and related explanations under “Non-GAAP Financial Measures” below.

Liquidity, Financing, and Capital Investment

As of September 30, 2025, Group’s cash and cash equivalents totaled $76.0 million and restricted cash was $45.6 million. Group had an additional short-term borrowing capacity of $255.0 million, subject to meeting the borrowing conditions on its Group and Group subsidiary, Cal Water, lines of credit.

On October 1, 2025, the Company announced the sale and issuance of $170.0 million in aggregate principal amount of Senior Unsecured Notes (the Notes) by Group and $200.0 million in aggregate principal amount of First Mortgage Bonds (the Bonds) by Cal Water in private placement transactions.

The Notes consist of $70.0 million of 4.87% senior unsecured notes, Series A, due October 1, 2032 and $100.0 million of 5.22% senior unsecured notes, Series B, due October 1, 2035. The Notes received an “A” rating by S&P Global (S&P) in advance of the sale. The Bonds consist of $200.0 million of 5.64% first mortgage bonds, Series 3, maturing October 1, 2055. The Bonds have an S&P rating of “AA-.” The sale and issuance of the Notes and the Bonds closed on October 1, 2025.

Group capital investments for the nine months ending September 30, 2025, were $364.7 million, up 9.8% compared to September 30, 2024 YTD investments of $332.2 million.

Regulatory Update

The assigned Commissioner in Cal Water’s 2024 General Rate Case has expressed his intent that the decision be issued on time. However, the Administrative Law Judge (ALJ) has indicated that he may need additional time, given the size and complexity of the case. To lessen the impact of any delay, the ALJ has authorized inflation-based interim rate increases from January 1, 2026, until the decision is issued. The ALJ has also approved a mechanism that will enable Cal Water to recover the revenue it would have collected had the decision become effective on the due date of January 1, 2026.

On October 7, 2025, Hawaii Water Service received authorization to increase annual revenues by $4.7 million, in its five Waikoloa systems, a reflection of the investments Hawaii Water has made in its systems needed to provide a safe, reliable water supply.

In Washington, the Company has filed a General Rate Case that seeks to increase annual revenues by $4.9 million to recover higher operating and maintenance expenses and costs associated with water system improvements made over the past two years. If approved, the new rates would take effect as early as December 15, 2025.

PFAS Settlement

The Company is a party to four separate class-action settlements with the following companies: 3M Company; E.I. Du Pont de Nemours and Company (n/k/a EIDP, Inc.), DuPont de Nemours, Inc., The Chemours Company, The Chemours Company FC, LLC, and Corteva, Inc. (collectively, DuPont); Tyco Fire Products LP; and BASF Corporation. These settlements are designed to resolve certain claims for PFAS contamination of drinking water in active public water systems. The Company plans to use settlement proceeds received, net of fees and expenses, to directly offset capital expenditures required to comply with PFAS drinking water regulations. In the third quarter, the Company received $24.2 million in additional proceeds, bringing the year-to-date total to $34.8 million, net of legal fees and expenses.

Community and Employee Engagement

In the third quarter, Group continued to advance its commitment to community partnership and employee engagement. On September 29, 2025, the Company opened its seventh annual Firefighter Grant Program to fire departments across its service areas, reinforcing its ongoing collaboration with local first responders.

Earlier in the quarter, Group was once again recognized among the “World’s Most Trustworthy Companies” by Newsweek and Statista Inc., marking the third consecutive year the Company has received this global distinction. The Company was also certified as a Great Place To Work® for the tenth consecutive year.

Dividend

The Group Board of Directors has declared the 323rd consecutive quarterly dividend in the amount of $0.30 per common share, which is expected to yield an annual dividend of $1.20 per common share. In addition, in January 2025, the Group Board of Directors declared a one-time special dividend in the amount of $0.04 per common share.

For additional details, please see the Form 10-Q which will be available at:

https://www.calwatergroup.com/investors/financials-filings-reports/sec-filings, or listen to the earnings teleconference or teleconference replay.

Quarterly Earnings Teleconference

The quarterly teleconference will take place on Thursday, October 30, 2025, at 8 a.m. PT/11 a.m. ET by dialing 1-800-715-9871 or 1-646-307-1963 and keying in ID# 2071195, or accessing the live audio webcast at https://edge.media-server.com/mmc/p/cvkp7i34/. Please join at least 15 minutes in advance to ensure a timely connection to the call. A replay of the call will be available from 2:00 p.m. ET on Thursday, October 30, 2025, through Saturday, November 29, 2025, at 1-800-770-2030 or 1-609-800-9909 and key in ID# 2071195, or by accessing the webcast above. The call will be hosted by Chairman, President and Chief Executive Officer Martin A. Kropelnicki, Senior Vice President, Chief Financial Officer and Treasurer James P. Lynch, and Vice President Rates and Regulatory Affairs, Greg A. Milleman. Prior to the call, Group will furnish a slide presentation on its website.

About California Water Service Group

Group is the parent company of regulated utilities Cal Water, Hawaii Water Service, New Mexico Water Service, and Washington Water Service, as well as Texas Water Service, a utility holding company. Together, these companies provide regulated and non-regulated water and wastewater service to more than 2.1 million people in California, Hawaii, New Mexico, Washington, and Texas. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the PSLRA. Forward-looking statements in this news release are based on currently available information, expectations, estimates, assumptions and projections, and our management’s beliefs, assumptions, judgments and expectations about us, the water utility industry and general economic conditions. These statements are not statements of historical fact. When used in our documents, statements that are not historical in nature, including words like will, would, expects, intends, plans, believes, may, could, estimates, assumes, anticipates, projects, progress, predicts, hopes, targets, forecasts, should, seeks or variations of these words or similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements in this news release include, but are not limited to, statements describing Group’s expected financial performance, investments in infrastructure projects, receipt of and us of PFAS settlement proceeds, and expectations regarding Group’s plans and proposals pursuant to and progress of the 2024 CA GRC and Washington GRC, and annual dividend yield. Forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks. Consequently, actual results or outcomes may vary materially from what is contained in a forward-looking statement. Factors that may cause actual results or outcomes to be different than those expected or anticipated include, but are not limited to: the outcome and timeliness of regulatory commissions’ actions concerning rate relief and other matters, including with respect to the 2024 CA GRC and Washington GRC; the impact of opposition to rate increases; our ability to recover costs; federal governmental and state regulatory commissions’ decisions, including decisions on proper disposition of property; changes in state regulatory commissions’ policies and procedures, such as the CPUC’s decision in 2020 to preclude companies from proposing full decoupling, which impacted the 2021 California GRC Filing; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements, such as the United States Environmental Protection Agency’s (EPA) finalization of a National Primary Drinking Water Regulation establishing legally enforceable maximum contaminant levels (MCL) for PFAS in drinking water in 2024 as well as legal challenges to such MCLs; the impact of weather, climate change, natural disasters, including wildfires and landslides, and actual or threatened public health emergencies, including disease outbreaks, on our operations, water quality, water availability, water sales, and operating results and the adequacy of our emergency preparedness; electric power interruptions, especially as a result of public safety power shutoff programs; availability of water supplies; our ability to invest or apply the proceeds from the issuance of common stock in an accretive manner; consequences of eminent domain actions relating to our water systems; increased risk of inverse condemnation losses as a result of the impact of weather, climate change, and natural disasters, including wildfires and landslides; housing and customer growth; issues with the implementation, maintenance or security of our information technology systems; our ability to renew leases to operate water systems owned by others on beneficial terms; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; labor relations matters as we negotiate with the unions; changes in customer water use patterns and the effects of conservation, including as a result of drought conditions; our ability to complete, in a timely manner or at all, successfully integrate and achieve anticipated benefits from announced acquisitions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; risks associated with expanding our business and operations geographically; the impact of stagnating or worsening business and economic conditions, including inflationary pressures, general economic slowdown or a recession, changes in tariff policy and uncertainty regarding tariffs and other retaliatory trade measures, the interest rate environment, changes in monetary policy, adverse capital markets activity or macroeconomic conditions as a result of geopolitical conflicts and the shutdown of the U.S. federal government; the impact of market conditions and volatility on unrealized gains or losses on our non-qualified benefit plan investments and our operating results; the impact of weather and timing of meter reads on our accrued unbilled revenue; the impact of evolving legal and regulatory requirements, including emerging environmental, social and governance requirements; the impact of the evolving U.S. political environment that has led to, in some cases, legal challenges and uncertainty around the funding, functioning, and policy priorities of the U.S. federal regulatory agencies and the status of current and future regulations; and other risks and unforeseen events described in our Securities and Exchange Commission (“SEC”) filings. In light of these risks, uncertainties and assumptions, investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the Annual Report on Form 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the SEC. We are not under any obligation, and we expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. A credit rating is not a recommendation to buy, sell or hold any securities, may be changed at any time by the applicable ratings agency and should be evaluated independently of any other information.

Contacts:

James P. Lynch (408) 367-8200 (analysts)

Shannon Dean (408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands, except per share data)	September 30, 2025	December 31, 2024
ASSETS
Utility plant:
Utility plant	$5,762,800	$5,400,489
Less accumulated depreciation and amortization	(1,318,798)	(1,241,785)
Net utility plant	4,444,002	4,158,704
Current assets:
Cash and cash equivalents	75,990	50,121
Restricted cash	45,620	45,566
Receivables:
Customers, net	79,986	58,585
Regulatory balancing accounts	74,028	55,917
Other, net	19,418	33,976
Accrued and unbilled revenue, net	61,654	39,718
Materials and supplies	20,069	20,511
Taxes, prepaid expenses, and other assets	22,547	19,742
Total current assets	399,312	324,136
Other assets:
Regulatory assets	326,519	357,406
Goodwill	37,063	37,063
Other assets	312,521	302,974
Total other assets	676,103	697,443
TOTAL ASSETS	$5,519,417	$5,180,283
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $0.01 par value; 136,000 shares authorized, 59,591 and 59,484 outstanding on September 30, 2025 and December 31, 2024, respectively	$596	$595
Additional paid-in capital	970,960	966,975
Retained earnings	735,673	674,918
Accumulated other comprehensive loss	(6,755)	(7,217)
Noncontrolling interests	2,421	3,015
Total equity	1,702,895	1,638,286
Long-term debt, net	1,103,819	1,104,571
Total capitalization	2,806,714	2,742,857
Current liabilities:
Current maturities of long-term debt, net	72,490	72,422
Short-term borrowings	345,000	205,000
Accounts payable	188,176	167,533
Regulatory balancing accounts	23,443	22,648
Accrued other taxes	17,886	6,084
Accrued interest	19,478	8,406
Other accrued liabilities	63,446	56,271
Total current liabilities	729,919	538,364
Deferred income taxes	407,562	411,083
Regulatory liabilities	870,620	814,551
Pension	82,427	81,665
Advances for construction	210,412	202,614
Contributions in aid of construction	295,649	294,970
Other	116,114	94,179
Commitments and contingencies
TOTAL CAPITALIZATION AND LIABILITIES	$5,519,417	$5,180,283

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2025	2024	2025	2024
Operating revenue	$311,235	$299,563	$780,162	$814,611
Operating expenses:
Operations:
Water production costs	102,703	95,091	251,197	236,920
Administrative and general	36,237	35,453	103,728	103,091
Other operations	33,455	33,618	93,986	86,169
Maintenance	9,812	9,264	26,523	26,064
Depreciation and amortization	36,118	33,065	108,103	98,887
Income tax expense	10,639	15,483	18,589	39,710
Property and other taxes	11,656	10,841	33,267	30,962
Total operating expenses	240,620	232,815	635,393	621,803
Net operating income	70,615	66,748	144,769	192,808
Other income and expenses:
Non-regulated revenue	5,349	4,133	15,341	14,744
Non-regulated expenses	(2,456)	(934)	(8,790)	(7,013)
Other components of net periodic benefit credit	4,548	4,451	13,937	12,062
Allowance for equity funds used during construction	2,145	1,691	5,840	5,252
Income tax expense on other income and expenses	(1,960)	(1,939)	(5,415)	(4,566)
Net other income	7,626	7,402	20,913	20,479
Interest expense:
Interest expense	18,113	14,384	52,086	45,024
Allowance for borrowed funds used during construction	(988)	(788)	(2,772)	(2,358)
Net interest expense	17,125	13,596	49,314	42,666
Net income	61,116	60,554	116,368	170,621
Net loss attributable to noncontrolling interests	(114)	(126)	(361)	(527)
Net income attributable to California Water Service Group	$61,230	$60,680	$116,729	$171,148
Earnings per share of common stock:
Basic	$1.03	$1.03	$1.96	$2.93
Diluted	$1.03	$1.03	$1.96	$2.93
Weighted average shares outstanding:
Basic	59,585	58,931	59,557	58,321
Diluted	59,653	58,982	59,615	58,358
Dividends per share of common stock	$0.30	$0.28	$0.94	$0.84

Non-GAAP Financial Measures

The Company’s revenue, net income, and diluted earnings per share are prepared in accordance with GAAP and represent amounts reported on filings with the Securities and Exchange Commission. Adjusted revenue, net income, and diluted earnings per share are non-GAAP financial measures representing GAAP balances that, in this earnings release, are adjusted to exclude the effects of 2023 interim rate relief related to the delayed 2021 California GRC decision recorded by the Company in March 2024 and finalized in the second quarter of 2024. These non-GAAP financial measures are provided as additional information for investors and analysts to better assess the Company’s 2025 financial performance as compared to 2024 without the impact of the 2023 interim rate relief on 2024 results. Management also uses these non-GAAP financial measures in evaluating the Company’s performance. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies, even when the same or similarly titled terms are used to identify such measures, limiting their usefulness for comparative purposes. Further, these non-GAAP financial measures should be considered as a supplement to the financial information prepared on a GAAP basis rather than an alternative to the respective GAAP measures.

Reconciliation of Non-GAAP Financial Measures

	Nine Months Ended September 30,
(in millions, except per share amounts)	2025	2024
Reported GAAP Revenue	$780,162	$814,611
Adjustments:
2023 interim rate relief related to the 2021 California General Rate Case recorded in 2024	—	(87,482)
Adjusted Revenue (non-GAAP)	$780,162	$727,129

Reported GAAP Net Income	$116,729	$171,148
Adjustments:
2023 interim rate relief related to the 2021 California General Rate Case recorded in 2024	—	(63,980)
Adjusted Net Income (non-GAAP)	$116,729	$107,168

Reported GAAP Diluted Earnings Per Share	$1.96	$2.93
Adjustments:
2023 interim rate relief related to the 2021 California General Rate Case recorded in 2024	—	(1.09)
Adjusted Diluted Earnings Per Share (non-GAAP)	$1.96	$1.84